Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name*	Name(s) Under Which Subsidiary Does Business**	State or Jurisdiction of Incorporation or Organization

Kinergy Marketing, LLC	Kinergy Marketing	Oregon
Pacific Ag. Products, LLC	Pacific Ag Products / PAP	California
PEMS Corp.	−	Delaware
Pacific Ethanol Development, LLC	−	Delaware
New PE Holdco LLC(1)	−	Delaware
Pacific Ethanol Holding Co LLC(1)	−	Delaware
Pacific Ethanol Columbia, LLC(1)	−	Delaware
Pacific Ethanol Madera LLC(1)	−	Delaware
Pacific Ethanol Magic Valley, LLC(1)	−	Delaware
Pacific Ethanol Stockton LLC(1)	−	Delaware
AVR Merger Sub, Inc.	-	Delaware

*	All subsidiaries are wholly-owned by the Registrant unless otherwise specified by footnote.

**	If different from the name of the subsidiary.

(1)	The Registrant holds a 91% ownership interest in New PE Holdco LLC. Pacific Ethanol Holding Co LLC is wholly-owned by New PE Holdco LLC. Pacific Ethanol Columbia, LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Stockton LLC are wholly-owned by Pacific Ethanol Holding Co LLC.